SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – June 17, 2009

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-52710	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York	10286
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On June 17, 2009, The Bank of New York Mellon Corporation (the “Company”) repurchased all 3,000,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value and a liquidation preference of $1,000 per share (the “Series B Preferred Shares”), that it issued and sold to the United States Department of the Treasury (the “U. S. Treasury”) on October 28, 2008, as part of the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The Company paid the U.S. Treasury a repurchase price of $3,036,250,000 which equals the full $3,000,000,000 liquidation amount of the Series B Preferred Shares plus $36,250,000 with respect to accrued but unpaid dividends through the date of repurchase (the “Repurchase”). On June 18, 2009, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware which, effective upon filing, eliminated all references in the Company’s Restated Certificate of Incorporation to the Series B Preferred Shares. A copy of the Certificate of Elimination is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

ITEM 8.01.	OTHER EVENTS.

On June 17, 2009, the Company issued a press release in connection with the Repurchase. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Including $36,250,000 paid with respect to dividends in connection with the Repurchase, the Company has paid the U.S. Treasury an aggregate of $95,416,666.67 in dividends on the Series B Preferred Shares since October 28, 2008. The Company also intends to notify the U.S. Treasury of its intent to repurchase, at fair market value, the ten-year warrant to purchase approximately 14.5 million shares of the Company’s common stock issued to the U.S. Treasury in connection with the Series B Preferred Shares.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	EXHIBITS.

Exhibit Number	Description
3.1	Certificate of Elimination of Series B Preferred Shares.

99.1	Press release dated June 17, 2009, relating to the matter referenced in Item 8.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of New York Mellon Corporation (Registrant)

Date: June 23, 2009	By:	/s/ Arlie R. Nogay
	Name:	Arlie R. Nogay
	Title:	Corporate Secretary

EXHIBIT INDEX

Number	Description	Method of Filing
3.1	Certificate of Elimination of Series B Preferred Shares.	Filed herewith

99.1	Press release dated June 17, 2009.	Filed herewith